Exhibit 99(a)(1)(G)

OPTION ELECTION FORM
Offer to Purchase for Cash
by

ACTIVISION BLIZZARD, INC.

of

Up to 146,500,000 Shares of Its Common Stock
at a Purchase Price of $27.50 Per Share

Full Name

Address (Please Print)
Social Security or Employee Number

        1.    EXERCISE:    I hereby conditionally exercise the number of options indicated below, granted to me by Activision Blizzard, Inc., a Delaware corporation ("Activision Blizzard" or the "Company"), under one of its equity incentive plans and currently vested or vesting prior to the expiration of the tender offer (the "Options"), and instruct Activision Blizzard to tender all of the shares issuable upon the exercise of such Options (the "Option Shares"). My exercise of Options hereunder is subject to the condition that the related Option Shares are accepted for purchase by Activision Blizzard pursuant to the tender offer. If Activision Blizzard does not accept the related Option Shares for purchase pursuant to the tender offer because of proration or otherwise, the Options for those Option Shares shall be deemed not to have been exercised. None of the Options listed below expires prior to the expiration of the tender offer.

        2.    ELECTION:    I hereby elect as follows with respect to my Options:

(Choose only one)

☐    I WISH TO CONDITIONALLY EXERCISE ALL OF MY VESTED OPTIONS.

☐    I WISH TO CONDITIONALLY EXERCISE MY VESTED OPTIONS AS LISTED BELOW.

I understand that Options will be exercised in the order which I designate below:

1.    Option for                Shares; grant date                    ; and per share exercise price of $                .

2.    Option for                Shares; grant date                    ; and per share exercise price of $                .

3.    Option for                Shares; grant date                    ; and per share exercise price of $                .

4.    Option for                Shares; grant date                    ; and per share exercise price of $                .

ATTACH ADDITIONAL PAGE IF NEEDED.

I acknowledge and agree that if I do not designate the order in which I wish to have my Options exercised, my vested Options will be exercised in the order of increasing exercise price starting with the lowest price.

        3.    AGREEMENT:    The undersigned acknowledges receipt of the Offer to Purchase, dated July 16, 2008 (the "Offer to Purchase"), and represents that the undersigned has carefully read the Offer to Purchase and the Instructions for Tender Through Conditional Exercise of Options and other accompanying documents. By signing this Option Election Form, the undersigned agrees to the terms and conditions set forth in the Instructions for Tender Through Condition Exercise of Options, which shall not be construed to limit in any way the terms and conditions set forth in the Offer to Purchase or this Option Election Form. The undersigned hereby instructs Activision Blizzard, subject to the terms and conditions set forth in this Option Election Form and in the Offer to Purchase, to carry out the instructions contained in this form. Activision Blizzard is hereby authorized, in accordance with the instructions contained in this Option Election Form, to (a) exercise the undersigned's Options (but only to the extent that the related Option Shares are accepted for purchase pursuant to the tender offer) and deliver such Option Shares to Continental Stock Transfer & Trust Company, the Depositary for the tender offer; (b) retain from the net cash proceeds received pursuant to the tender offer from the purchase of the Option Shares the Option exercise price for such Option Shares and related withholding taxes; and (c) remit to the undersigned the remaining net cash proceeds. The undersigned agrees that, if the net cash proceeds from the purchase of the undersigned's Option Shares is insufficient to cover the related Option exercise price and to pay applicable withholding taxes, the undersigned will, immediately upon request of Activision Blizzard, forward to Activision Blizzard a check in an amount sufficient to cover any such shortfall. The undersigned further agrees that, during the term of the tender offer, the undersigned will NOT submit any other notice to exercise the Options the undersigned has previously submitted for tender until or unless the undersigned withdraws the offer to tender.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE UNDERSIGNED.
SIGN HERE
Signature(s) of Option Holder Date
Name(s) Please Print Capacity (Full Title)